January 31, 2012

American Beacon Funds (the “Trust”)

4151 Amon Carter Blvd, MD 2450

Fort Worth, TX 76155

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

American Beacon Advisors, Inc. notifies you that, for the funds listed in Attachment A to this letter (the “Funds”), it will waive its management fee and/or reimburse expenses of the Fund, to the extent necessary so that expenses of a Fund, exclusive of brokerage commissions, interest, taxes, acquired fund fees and extraordinary expenses, do not exceed the annual rates listed on Attachment A.

During the period until the expiration date of each expense limitation in Attachment A, the related expense limitation arrangements for each of the Funds may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Respectfully,

American Beacon Advisors, Inc.

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President and CEO

Agreed and Accepted on behalf of the Trust

By:	/s/ Melinda G. Heika
Name:	Melinda G. Heika
Title:	Treasurer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

Attachment A

American Beacon Funds – Fiscal Year End: October 31

Fund	Class	Annual Expense % Limit	Expiration
Balanced	Y	0.70	2/28/2013
Balanced	A	1.10	2/28/2013
Balanced	C	1.85	2/28/2013

Large Cap Value	C	1.91	2/28/2013

Large Cap Growth	Y	1.16	2/28/2013
Large Cap Growth	A	1.56	2/28/2013
Large Cap Growth	C	2.20	2/28/2013

Mid-Cap Value	Instl	0.98	2/28/2013
Mid-Cap Value	Y	1.08	2/28/2013
Mid-Cap Value	Investor	1.23	2/28/2013
Mid-Cap Value	Advisor	1.49	2/28/2013
Mid-Cap Value	A	1.49	2/28/2013
Mid-Cap Value	C	2.24	2/28/2013

Small Cap Value	A	1.32	2/28/2013
Small Cap Value	C	2.07	2/28/2013

International Equity	A	1.25	2/28/2013
International Equity	C	1.99	2/28/2013
International Equity	Retmt	1.47	2/28/2013

Emerging Markets	Instl	1.35	2/28/2013
Emerging Markets	Y	1.45	2/28/2013
Emerging Markets	Investor	1.79	2/28/2013
Emerging Markets	A	1.79	2/28/2013
Emerging Markets	C	2.54	2/28/2013

Retirement Income	Y	0.80	2/28/2013
Retirement Income	A	1.14	2/28/2013
Retirement Income	C	1.96	2/28/2013

High Yield Bond	Y	0.98	2/28/2013
High Yield Bond	A	1.12	2/28/2013
High Yield Bond	C	1.87	2/28/2013

Intermediate Bond	Y	0.65	2/28/2013
Intermediate Bond	Investor	0.79	2/28/2013
Intermediate Bond	A	0.99	2/28/2013
Intermediate Bond	C	1.74	2/28/2013

Short-Term Bond	Y	0.64	2/28/2013
Short-Term Bond	Investor	0.79	2/28/2013
Short-Term Bond	A	0.85	2/28/2013
Short-Term Bond	C	1.60	2/28/2013